Exhibit 99.2

CASCADE CORPORATION, #11045271

Third Quarter Fiscal 2006 Earnings Conference

December 8, 2005, 2:00 p.m. PT

Chairperson: Robert Warren

Operator

Good afternoon, ladies and gentlemen, and welcome to Cascade Corporation’s third quarter fiscal year 2006 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by zero. As a reminder, this conference is being recorded on Thursday, December 8, 2005.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren

Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Financial Officer; Terry Cathey, our Chief Operating Officer; and Joe Pointer, our Vice President Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. Cascade manufacturers devices primarily for industrial trucks, most commonly called lift trucks or forklifts. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

About two-thirds of our product are sold through retail dealers and one-third is sold directly to manufacturers, names that you all know such as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Ingersoll-Rand and Nissan. We have about 1,900 employees operating in 25 facilities worldwide at this time.

Andy will now give you an overview of the third quarter.

A. Anderson

Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements of the company’s anticipated revenue and earnings are dependent on a number of factors that affect Cascade’s operating results and could cause the company’s actual future results to differ materially.

Factors include but are not limited to general economic conditions, availability and cost of raw material, foreign currency fluctuations, the demand for materials handling products, performance of our manufacturing facilities, environmental matters and the effectiveness of capital expenditures and cost reduction initiatives and the cyclical nature of the materials handling industry. Cascade cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indication of future performance. Additional considerations and important risk factors are described in Cascade reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. The company disclaims any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31, 2006 so when we refer to fiscal year 2006 we are actually referring to the year ended January 31, 2006. This is essentially calendar year 2005. We have just completed the third quarter of fiscal 2006. With that completed, let’s start with a review of the quarter.

Net income for the third quarter was $10.8 million or 84 cents per share, an increase of 25% compared to net income of $8.7 million or 68 cents per share for the third quarter of fiscal 2005.

I would like to note that results for the third quarter of fiscal 2005 include income of $2.3 million related to an insurance litigation recovery and $1.0 million from the gain on the sale of an investment. Actually I’m going to go back and correct that. It was income of $1.3 million related to an insurance litigation recovery and $1.0 million from the gain on the sale of an investment.

The after tax effect of these items was $1.5 million or 11 cents per diluted share. Our third quarter performance was driven primarily by strong sales growth in North America and to a lesser extent the Asia Pacific region and Europe.

Consolidated net sales were $112.6 million in the third quarter, an increase of 17% compared to net sales of $96.3 million in the third quarter of last year. Approximately 12% of this increase came from the North American market, 3% came from the Asia Pacific region and 2% from the European market.

The gross margin in the third quarter was 33% which was up slightly from 32% in the comparable period last year. There are a number of factors impacting our gross margin percentage. As I am sure you are all aware, higher steel costs have had a significant impact on our costs worldwide over the last 2 years. We have been able to offset these increases to varying degrees in most of our markets, but there are areas and segments where we still have not been able to fully recover these added costs.

Manufacturing costs in the third quarter also included certain expenses related to the closure of a manufacturing facility in The Netherlands which I will discuss in more detail momentarily.

On the positive side, we are seeing better fixed cost absorption due to higher sales volume, particularly in our factories that produce primarily OEM products. We are also benefiting from ongoing cost reduction initiatives.

Consolidated SG&A expense was up 6% to $19.3 million in the third quarter compared to $18.2 million in the third quarter of last year. The increase is primarily due to share based compensation costs related to the adoption FAS-123R, higher consulting fees and increased employee benefit cost in certain regions. As a percent of net sales, our selling and administrative costs were 17% in the third quarter compared to 19% in the prior year.

Our effective tax rate was 35% for the third quarter which is the same as the third quarter of the prior year. We anticipate the tax rate remaining at or near this level for the balance of the year.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Sales in North America were up 21% over the prior year. This increase is primarily due to the continuing strength of the North American lift truck market.

Gross margins in North America increased to 41% from 39% in the prior year. This increase is primarily due to better fixed cost absorption resulting from higher production volumes in all of our factories.

SG&A costs in North America were up 7% over the third quarter of fiscal 2006 due primarily to share based compensation under FAS-123R and increased consulting expense.

Net sales in Europe were up 8% over the prior year. Real revenue growth in Europe for the quarter was up 10% over the comparable quarter last year, but was offset by a 2% decrease due to foreign currency changes. This increase was driven primarily by higher shipment volumes of OEM products.

The gross margin in Europe declined from 19% in the third quarter of fiscal 2005 to 15% for the third quarter of fiscal 2006. This decrease is the result of costs related to the planned closure of our Hoorn manufacturing facility in The Netherlands, increased shipments of certain lower margin OEM products and failure to fully recover material cost increases in certain product lines.

The Hoorn shutdown and transfer of production to the Almere and Verona factories will be completed during the fourth quarter of this year and will eliminate excess production capacity for certain of our attachment products.

Expenses for the Hoorn closure and related activities, primarily related to employee terminations and movement of equipment, will be approximately $2.1 million. Approximately $1.4 million of those expenses were incurred through the end of the third quarter. We expect to incur the remaining costs in the fourth quarter. We anticipate realizing the benefits from these activities beginning early next year.

SG&A expense in Europe has declined due to lower warranty and marketing costs.

In the Asia Pacific region, revenues were up 20% over the third quarter of fiscal 2005. Sales were up in all of our Asia Pacific subsidiaries, reflecting the generally strong economic conditions throughout the region.

Overall, gross margins stayed flat at 33%. Although there was no overall net change in gross margins for the region, we are experiencing increasing competitive pressure in the Chinese attachment market. We have also incurred increases in material costs over the past year that have not been fully recovered. In addition, a growing percentage of our revenue are OEM sales which carry lower margins.

SG&A expense levels increased by 32%, primarily due to additional employee benefit costs in China and an increase in professional fees.

Turning to the balance sheet. Our balance of cash and marketable securities at October 31, 2005 was $59.5 million compared to $32 million at year end.

Our long term debt of $38 million is essentially unchanged from year end. I would like to note that we made our scheduled $12.5 million payment of long term debt in November after the end of the third quarter.

Capital expenditures were $2.2 million and depreciation expense was $3.6 million in the third quarter.

I’ll turn it back over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren	Thank you, Andy. I’d like to start with a brief overview of the lift truck market.

As many of you know, the lift truck market is the only direct economic or industrial indicator we have available for our market. While this market does not correlate exactly with our business levels, it does give us some indication of short term future trends.

Globally, lift truck shipments in the third quarter were up 8% over the prior year. In North America, year-to-date lift truck shipments were up 18% over the prior year with the most recent quarter reflecting a more modest 4% increase. With the current backlog, it appears that lift truck shipments in North America should remain strong at least through the next quarter.

Year-to-date shipments in the European lift truck market were up 3% over the prior year. However, the trend in the third quarter was flat compared to the third quarter of last year.

Year-to-date and third quarter shipments in the Asia Pacific lift truck market were up 11% and 13%, respectively, compared to the prior year. We continue to see strength in the Asia Pacific region as a whole and in China particularly.

Without question, the most difficult issue facing us continues to be our European operations. However, I do believe we are seeing signs of measurable progress. Over the past 3 quarters we have taken significant steps to refocus our European business. We are addressing cost through a number of initiatives including the closure of the Hoorn facility. We have appointed a new managing director and are streamlining the entire European organization. Also we are devoting significant effort to developing products that meet the specific needs of our European customers.

Another significant challenge impacting Cascade as well as other manufacturers over the past couple of years has been rising steel costs. While we are still seeing some increases, such as the previously disclosed October 1 price increase from our largest steel supplier in North America and China, the overall increases are not as pervasive and significant as those we experienced over the past 2 years. This being said, we are continuing to monitor the situation closely. As we have previously noted, a majority of the steel we use consists of specialty grades. Prices for these types of steel generally do not change in step with commodity steel prices quoted in the news.

In previous conference calls we have discussed our plans to make additional investments in China. We are continuing to move forward with these initiatives. At the present time we estimate this investment may be as high as $23 million over the next 18 months.

This new capacity will allow us to keep pace with the rapidly expanding Chinese lift truck market, aggressively expand our presence in the broader Asia Pacific region and particularly in the Japanese market, currently the largest lift truck market in Asia.

In our last conference call I mentioned that I will continue to place a very high priority on growth within our current core markets and businesses with a special focus on the Asia Pacific region. While we have a good market share in most regions, there are clearly growth opportunities that we have not yet captured. We are also continuing to evaluate opportunities to expand the application of our products beyond the lift truck platform.

As those of you who have worked with us in the past remember, we have a longstanding policy of not making forward financial projections. However, I would like to point out that our fourth quarter consists of a lower number of working days than other quarters, especially in North America.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator

Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star followed by one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question is from Joe Giamichael with CJS Securities.

J. Giamichael	Good afternoon, Bob and Andy. Congratulations on the quarter.

Management	Thanks, Joe.

J. Giamichael	Taking out some of the closure expenses with The Netherlands facility, Europe would have been marginally profitable this quarter. Is that correct?

R. Warren	That is correct.

J. Giamichael	Is the product mix in Europe so different from Asia or North America that you’re unlikely to reach similar types of gross margin levels if you were able to ramp volume?

A. Anderson

This is Andy. Joe, I think the answer to that is a twofold answer. The product mix is different, higher OEM share to some degree, but the competitive environment I think in Europe would have to change pretty radically to reach those kinds of levels which we hope over time that it will, but I don’t think we’re looking at that time span to be 1 or 2 years.

J. Giamichael	So it’s more you’re just not getting pricing there, is that correct?

A. Anderson	It’s a very different market, yes, that way.

J. Giamichael	Got it. And you talked about the Chinese plant expansion. You gave a $20 million, I believe it was a $23 million number for that. What do you have for total cap ex assumptions for >06?

A. Anderson	For fiscal >06?

J. Giamichael	I’m sorry, for >07.

R. Warren

For >07 we have not yet fully budgeted the >07 cap ex. I think just as a general sense, the $23 would be over and above maintenance, health and safety and normal IT and we’ve stated a number of times that our general policy on maintenance cap ex, if you will, the ongoing cap ex is at or perhaps slightly below depreciation levels. So if you look at the $23 in addition to maybe a little less than depreciation, you’re going to be in the ballpark. $23 is a maximum number over 18 months.

J. Giamichael

Got it, that’s great. That’s very helpful. You mentioned also that the Chinese market was becoming more difficult and more competitive. Can you go over again what the Chinese market size is and what your share is there?

R. Warren

We’ve not actually broken out the top line revenue of the Chinese market. I can speak to what our share is. We believe that in the attachment sectors we probably still have 80% market share. We started back in the mid->80s in our operations there, pretty much pioneered all the application of these attachments in that market.

We’re beginning to see some incursions from our European competitors, primarily Bolzoni has opened a plant in Shanghai, both on the Auramo issue you might recall is one of our larger European competitors and particularly in pulp and paper which is one of the primary application sectors in the Chinese market. You also have Kaup who was a traditional supplier, a German attachment manufacturer who has an association with Linde and they’re also in the same city as we are in Xiamen.

In the fork side of the business we have domestic Chinese suppliers. There’s about 10 fork suppliers that are in that market that we are competing with.

J. Giamichael

Got it and just one last question then I’ll jump back in the queue. Through the 9 months this year you generated about $31 million in free cash. Can you just run through what some of your potential uses of cash are? I know you stepped up the dividend. Have you talked about share repurchases? Are you saving powder for acquisitions?

R. Warren	I would say that the Board is certainly interested in us trying to expand the business in the niches we talked about and looking for opportunities with similar products outside of the lift truck area.

J. Giamichael	Great. Thank you very much.

Operator	Thank you. Our next question is from Richard Friery with Delphi Management.

R. Friery

Good afternoon. You talked a little bit about the overall growth in the market and also steel costs, but can you maybe give a little more color on what you’re seeing in pricing for your products or certainly where pricing is versus a year ago. That’d be helpful.

R. Warren

We’ve been able to cover, as we mentioned, either through our cost savings initiatives or the volume coming through our plants or direct price increases that were put into our markets pretty much around the world the last 18 months. That’s probably at the upper end of the level that the market can absorb right now. There’s a lot of sensitivity and resistance at this time so most of our effort to do any improvement on our gross profit’s going to have to come through efficiency and cost reduction issues.

R. Friery	Right, so the price of the cost of steel’s gone up a little bit, but your ability to raise prices has hit a wall or it won’t be so easy from here forward?

A. Anderson	That is correct.

R. Friery	Alright. Thank you.

Management	Thank you, Richard.

Operator	Thank you. Our next question is from Frank Magdalen with the Robins Group.

F. Magdalen	Good afternoon and nice quarter, gentlemen.

Management	Thank you, Frank.

F. Magdalen	Could you elaborate a little bit on China? You’re going to put upwards of $23 million in there. What will be the productive capacity or how should we look at this?

R. Warren

It’s a combination, Frank, and as we say it’s up to, because some of these things are dependent on negotiations because some of it dealt with some potential acquisitions, but we’re basically looking to about trebling our total volume of fork production. We’re about 150,000 forks that we are able to produce right now; we would like to see upwards of 350,000 or 400,000. That would make us the significant supplier of forks in the Asia Pacific region.

On the attachment side of the business we’ve gone in and put plans in for a new production cell on our roll clamps out of Xiamen. China as a whole is the second largest roll clamp market in the world besides North America and we were still making a lot of our equipment in batch and we’re being able to go to more of a just in time process that you’ve seen here at our facility in Portland, Frank, and so it’s a step up in the capacity, quality and cost initiatives.

And also that market’s taking a more significant number, Frank. We’re looking at replacing for domestic source some of the components that have been coming out of the U.S.

F. Magdalen	One other question. How much of your business is going into the auto industry?

R. Warren	We get not a great deal. We know that we get some fork positioners and forks, some rotators go into the auto industry, but it’s not a very large segment for us.

F. Magdalen	Is it fair to say that it’s 1%-2% of sales?

R. Warren	I would be amazed if it was that high. It’s no more than.

F. Magdalen	Alright. Thank you very much.

Management	Thanks, Frank.

Operator	Thank you. Our next question is a follow up question from Joe Giamichael with CJS Securities.

J. Giamichael

Thank you. Bob, you mentioned when we were talking about the uses of cash, possible acquisitions that would be less tied to the lift truck market. Could you just give us a little bit of color as to what types of businesses you’re looking at, at least industry sector, something like that?

R. Warren

We’ve been looking at and structuring some plans around areas such as ag, utility and construction attachments. They’re very similar in design, production and distribution. Not the exact same distribution because ours is to lift truck OEMs and aftermarket OEDs, but the actual mix, margins and design are incredibly similar. So we’re looking for opportunities to expand the company in that direction.

J. Giamichael	And just one last simple question. Can you just remind us of the seasonality, if any, there is to the typical demand patterns for these products?

R. Warren

At one time we used to see some seasonality and I think it really had to do with people’s cap ex budgets. Getting near to the end of the year we used to see sometimes coming through the end of the third quarter and the fourth quarter some flow. But since most of the large end users have operating leases, 5 year operating leases, that has disappeared. So most of our seasonality for the fourth quarter really deals with working days and it has a lot to do with, especially in North America, the way we schedule our vacation time.

Our employees like, as we do, to actually shut all of our facilities down between Christmas and New Year’s and since everybody in North America’s salaried, that has an effect both on the profitability, but also the available ship dates we have.

J. Giamichael	Got it. Thank you very much. Congratulations on a very strong quarter and I look forward to seeing you at our conference.

Management	Thanks, Joe.

Operator	Thank you. Our next question is a follow up question from Frank Magdalen with the Robins Group.

F. Magdalen	Bob, last quarter in the conference call you said the fork plants were running at about 85% of capacity. Is that about where they are now?

R. Warren

I would say the European factories are running pretty strongly right now. We have expanded in North America with 2 new lines, 1 up in Canada and 1 in Ohio, so we greatly increased our capability and we were really pressed on capacity through most of last year. That’s beginning to relieve. I’d say we’re probably about 85%, that’d be about right. That would be how many shifts, Terry?

T. Cathey	Normal capacity would be 3 X 5.

R. Warren	3 X 5, yeah.

F. Magdalen

Alright. Now then your comment was lift truck shipments should remain strong at least through the remainder of the year. That’s in North America. I’m assuming strong means an increase over the fourth quarter of last year, the same time period last year?

R. Warren

It would be up over the fourth quarter last year. It seems to be flattening out to what we’ve seen in the second and third quarter and from what I can hear from the OEMs, there’s no real anticipation of a big change coming forward in the next few quarters.

F. Magdalen	Okay, fine.

R. Warren	These levels are very healthy for the North American market. They’re still not hitting the levels they were back in the year 2000.

F. Magdalen	So we’re still below the peak but it’s flattening out, but it’s certainly hopefully sustainable.

R. Warren	Hopefully sustainable, absolutely.

F. Magdalen	Thank you very much.

Operator	Thank you. Our next question is from Louis Douglas with JM Dutton & Associates.

L. Douglas	Gents, I don’t have a question for you, I just wanted to congratulate you on a great quarter, great last couple quarters and you all have done a fabulous job.

R. Warren	Thanks, Louie, I appreciate it. It’s nice to have some good results to talk about.

L. Douglas	Well done.

Operator	Thank you. Mr. Warren, I’m showing that there are no further questions at this time.

R. Warren	Very good. Thanks again, everyone, for your time and participation today. We genuinely appreciate your interest in us and please don’t hesitate to call us if we can be of any assistance.

Operator

Thank you. Ladies and gentlemen, this concludes the Cascade Corporation third quarter earnings conference call. If you would like to listen to a replay of today’s conference call, you may dial 1-800-405-2236 and enter the access number 11045271 followed by the pound sign in North America. International callers please dial 303-590-3000.

Thank you for participating. You may now disconnect.